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                                                                    EXHIBIT 10.2


                          PERSONNEL STAFFING AGREEMENT

         Agreement made and entered into this __________ day of _______________, 19__, by and between ACCORD HUMAN RESOURCES, INC. ("Accord"), an Oklahoma Corporation, and PLASTIC PALLET PRODUCTION COMPANY, INC.
("Company"), a Texas Corporation, with respect to the following:

         Accord is engaged in the business of providing personnel, related employment planning and programs of human resource management, services and reporting as hereinafter scheduled and agreed; and

         Company has previously provided Accord with a schedule of its current staffing needs (the "Staffing Summary"), including gross payroll by job classification; and such other information as has been requested by Accord prior to execution of this Agreement; and

         Company wishes to engage Accord to provide certain employees and services to Company.

         NOW, THEREFORE, for and in consideration of the premises, the mutual promises and considerations herein expressed, and other good and valuable consideration by each of the parties to the other furnished, the receipt, adequacy and sufficiency of which is hereby acknowledged by each of the parties hereto, it is hereby agreed by ad between Accord and Company as follows:

1.       DEFINITIONS. The following terms shall have the indicated meanings:

         1.1      "Effective Date" means 12:00 A.M. on the 17th day of January
1999.

         1.2 "Employees" means those individuals identified on the Employee Schedule as employees of Accord.

         1.3 "Employee Handbook" means the handbook provided to each Employee containing employment policies and procedures of Accord with respect to the Employees, as updated from time to time pursuant to paragraph 7.4.

         1.4 "Employee Schedule" shall mean the schedule of Employees delivered to Accord, pursuant to paragraph 2, as modified from time to time pursuant to paragraph 6.5.

         1.5 "Employee Time Reports" means reports, prepared by Company and provided to Accord from time to time for calculation of Gross Compensation due nonexempt Employees.

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         1.6      "Employment Fee" means the fee for Accord's services
hereunder, as provided in paragraph 4 below.

         1.7 "FICA" means the Federal Insurance Contributions Act, regulations issued thereunder, the interpretations thereof, as in effect from time to time throughout the term of this Agreement.

         1.8 "Gross Compensation" means, for each Pay Period, with respect to each exempt Employee, the amount so designated on the current Employee Schedule, and with respect to each nonexempt Employee, the number of hours worked by such Employee during such Pay Period times such Employee's hourly wage as designated on the current Employee Schedule, adjusted to the applicable rate with respect to overtime, as provided in the Employee Handbook. Additionally, the Gross Compensation shall include the gross compensation applicable for any other amounts paid to an Employee or with respect to such Employee's employment, including, but not limited to commissions, accrued vacation, sick, holiday, or severance pay.

         1.9 "Managing Authority" shall mean the applicable managing authority of Company and each individual member of any organizational body which is the managing authority of the Company, including, but not limited to the owner of a sole proprietorship, the board of directors and each director of a corporation, each manager of a limited liability company, each partner of a partnership, and any other individual or organizational body who is individually or collectively responsible for the affairs of the Company.

         1.10 "Net Compensation" means, for each Pay Period for each Employee, Gross Compensation for such Employee less federal, state, and local withholding, FICA, and all other applicable payroll deductions.

         1.11 "Payday" shall mean, for each Pay Period, with respect to each exempt Employee, the last day of the Pay Period, and with respect to each nonexempt Employee, the last business day of the next following Pay Period.

         1.12 "Pay Period" means, for each Employee, the period of employment included for calculation of such Employee's Gross Compensation from time to time as follows:
         (SELECT  ONE)

         _________ Weekly, beginning at 12:01 a.m. on ____________ of each week and ending at 12:00 Midnight on the following ____________ ; or

             X     Bi-Weekly, beginning at 12:01 a.m. on a given Monday and
         ending at 12:00 Midnight on the second following Sunday; or

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         _________ Semi-monthly, beginning and ending at times mutually agreed on by Accord and Company.

         1.13 "Report Date" means the third business day prior to each scheduled Payday.

         1.14 "Third-Party Employer" shall mean any third party who provides or has provided employee leasing services or personnel staffing services to Company.

2. TERMINATION OF EMPLOYEES BY COMPANY AND EMPLOYMENT BY ACCORD. Company has, as of the date hereof, delivered the Employee Schedule to Accord, containing certain personal and employment information regarding each current employee of Company. Effective at the commencement of business on the Effective Date, Company shall terminate and Accord shall employ all employees of Company named on the Employee Schedule. This Agreement shall not cover any person employed by the Company on or prior to the Effective Date who is not named on the Employee Schedule.

3. EMPLOYEE SCHEDULE. Company engages Accord, and Accord agrees to provide Employees to meet the staffing needs of Company, as Company may advise Accord from time to time, pursuant to the terms and conditions of this Agreement.

4. EMPLOYEE FEE. In consideration for its services hereunder, Company shall pay Accord the Employment Fee, which shall be an amount, for each Pay Period, equal to a given percentage of the Gross Compensation of all Employees during such Pay Period. Such percentage shall be determined as per the following schedule:

                  CLERICAL EMPLOYEES (W/C CODE 8810)           -    112.04%
                  MACHINE SHOP EMPLOYEES (W/C CODE 3632)       -    117.69%

         The Employment Fee has been determined on the basis of Company's current business operation and the job classification of its current employees for worker's compensation purposes, and current law, regulation, and worker's compensation insurance rates affecting Accord's employment costs, and shall be adjusted for any increase in taxes, amounts payable under FICA, worker's compensation rates or other costs imposed on Accord as a result of changes in Company's business, or in law or regulation related to the employer/employee relationship of Accord and the Employee.

5.       SUPERVISION OF EMPLOYEES.

         5.1 CONTROL OF OPERATIONS. Company shall at all times have exclusive control of its planning and operations. Control shall be exercised on behalf of the Company by the Managing Authority. Any and all actions taken by the Managing Authority with respect to the planning and operations of the Company shall be deemed taken by or on behalf of the Company, and not by Accord. Neither this Agreement, nor the fact that one or more individuals who are members of the Managing Authority may be

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Employees hereunder shall be deemed to grant to Accord any right or authority, or place upon Accord any duty or responsibility, to direct the planning or operations of the Company. Notwithstanding any relationship of employer/employee between Accord and owner, director, manager, partner or officer of the Company, actions taken by any such person when acting in the capacity of Managing Authority or with respect to matters related to the planning and operations of Company shall be the sole responsibility of Company, and Company indemnifies Accord against loss, cost, claim or expense resulting from any action of any such person acting in such capacity, and from any action of any Employee acting pursuant to the direction of the Managing Authority or with respect to matters related to the planning and operations of Company.

         5.2 CONTROL OF EMPLOYEE JOB PERFORMANCE. Subject to the overall control of the business and affairs of the Company to be exercised by Company pursuant to paragraph 5.1 of this Agreement, Accord shall have authority and responsibility for control of job performance by the Employees and shall control the day-to-day activities of the Employees. Accord shall exercise such control through its duly authorized officers and agents, including, but not limited to on-site supervisors. In the exercise of its rights and obligations hereunder with respect to the Employees, Company shall take no action or omit to take any action, the result of which would be to place Accord in violation of the policies and procedures set forth in the Employee Handbook, or any applicable laws, rules and regulations.

         5.3 EMPLOYMENT MATTERS. Accord shall have the exclusive authority to adjust compensation of Employees, and to hire, discharge, or discipline Employees for failure to perform job requirements or comply with policies of Accord. Accord may, at its option, designate one or more of the Employees as on-site supervisors, with such responsibilities and authority to act on behalf of Accord as Accord may deem appropriate.

6.       PAYMENT PROCEDURES.

         6.1 TIME REPORTS. On or before each Report Date, Company shall provide Accord with an Employee Time Report and all other information necessary to compute the Gross Compensation for the prior Pay Period for all nonexempt employees.

         6.2 COMPENSATION CALCULATION. On or before the business day following each Report Date, Accord shall provide Company with its computation, for each Employee, of the Gross Compensation due on the next Pay Day and the applicable Employment Fee. Company shall, within 24 hours following receipt of such information, notify Accord of any adjustments or modifications necessary, and provide such information and documentation as Accord may reasonably require to make such adjustments or modifications. All payments for any partial Pay Period during which any exempt Employee shall be provided to Company shall be prorated.

         6.3 PAYMENTS BY COMPANY. On or before the day prior to each Payday, Accord shall transfer funds by automated payment from Client's established bank

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account in an amount equal to the Gross Compensation plus the Employment Fee for each Employee for the applicable Pay Period. Client agrees to complete within sixty (60) days of the date of this Agreement an "Authorization for Automated Payment of Payroll Deposit Form" which shall be provided by Accord. Until automated transfer of funds is established, Client agrees to make payments to Accord by wire transfer or cashier's check on or before Payday.

         6.4 PAYMENTS BY ACCORD. On each Payday, Accord shall pay each Employee an amount equal to the Net Compensation for such Employee for the applicable Pay Period. Payment shall be made by delivery of Accord's payroll check to Company for delivery to the Employee, or by direct deposit to Employee's bank account, if Accord has established a direct deposit service with such Employee's bank and if such Employee has timely elected such service.

         6.5 EMPLOYEE SCHEDULE ADJUSTMENTS. The Employee Schedule will be adjusted from time to time as necessary to reflect additions and cancellations of Employees subject to this Agreement and changes in wages, salaries, job descriptions, job locations, and other information set forth therein.

7. ACCORD'S REPRESENTATIONS, WARRANTIES, AND COVENANTS. Accord represents, warrants and, provided Company is not in default in performance of any obligation hereunder including but not limited to the payment of the Employment Fee, covenants as follows:

         7.1 EMPLOYEE PAYMENTS. Throughout the term of this Agreement, Accord shall pay all salaries, wages, and other remuneration to its Employees as set forth in the Employee Schedule.

         7.2 WORKERS' COMPENSATION INSURANCE. Throughout the term of this Agreement, Accord shall provide workers' compensation insurance coverage. Accord shall provide Company a copy of its certificate of insurance evidencing such coverage upon request.

         7.3 HEALTH INSURANCE AND OTHER BENEFITS. Throughout the term of this Agreement, Accord shall provide each Employee health and other benefits as may be agreed upon by Accord and Company from time to time.

         7.4 EMPLOYEE HANDBOOK. Accord shall provide each Employee with an Employee Handbook at the time of employment, and written updates on the Employee Handbook on or before the effective date of any modifications in Accord's employment policies and procedures.

         7.5 TAX RETURNS AND PAYMENTS. Throughout the term of this Agreement and thereafter with respect to any periods during which this Agreement was in effect, Accord shall prepare and file all tax returns and reports with respect to its Employees as may be required by law or regulation and pay all amounts due and owing pursuant thereto.

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         7.6      EMPLOYEE TAX FORMS. Accord shall prepare, file and furnish to
Employees, with a copy to Company, all information regarding compensation and other benefits paid to Employees throughout the term of this Agreement and tax reporting forms required by law or regulation with respect to such compensation and benefits, including but not limited to all forms applicable to the Employees which are required by federal, state, and local governments to be provided by an employer to an employee, including U.S. Department of the Treasury, Internal Revenue Service, Forms W-2 (Wage and Tax Statement), W-4 (Employee's Withholding Allowable Certificate); 1099 (as and if applicable); and comparable and/or counterpart forms prescribed by any state or local government.

         7.7 EMPLOYER TAX FORMS. Accord shall prepare and file all tax reporting forms required of Accord with respect to the Employees, including but not limited to forms required by federal, state, and local governments, including United States Department of the Treasury, Internal Revenue Service Form 941 (Employer's Quarterly Federal Tax Return for Federal Income Tax withheld from Wages and Federal Insurance Contributions Act Taxes); Form 940 (Employer's Annual Federal Unemployment Tax Return); and comparable and/or counterpart forms prescribed by any state or local government.

         7.8 INDEMNITY. Accord shall defend, indemnify and hold Company harmless of and from all claims by Employees resulting from any breach of this Agreement by Accord except if such breach is the result of negligence of Company, willful acts of the Company, any illegal act of Company, or breach of this Agreement by Company.

         7.9 FIDUCIARY LIABILITY. Accord shall provide Company with evidence of insurance for fiduciary liability covering loss which might result from a loss of Employee funds held by Accord in a fiduciary capacity.

         7.10 CONFIDENTIALITY. Information regarding the business plans and operations of Company and the Employees shall be confidential, and Accord shall not disclose any such information without the prior consent of Company; provided, that Accord shall have no obligation with respect to, or liability as a result of, disclosure of any such information by any Employee.

8. COMPANY'S REPRESENTATIONS, WARRANTIES, AND COVENANTS. Company represents, warrants and convenants to Accord, and for the benefit of the Employees, as follows:

         8.1 COMPANY'S OBLIGATIONS TO EMPLOYEES. (i) all wages and compensation, leave, vacation, severance, and other benefits of the Employees accrued prior to the Effective Date for which Company is responsible and obligated have been paid in full; (ii) Company has no employment contract, written or verbal, with any Employee; (iii) there are no separate contracts, Agreements, or other arrangements existing with respect to the Employees as a group or any of them which would bind or obligate Accord, except as expressly set forth herein; (iv) the principal location of the workplace

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of each Employee and each location where such Employee performs services for
Company is accurately described on the Employee Schedule; and (v) all pension, profit sharing, or other employee benefit plans existing at the Effective Date are current and in compliance with applicable law, and execution of this Agreement shall not be deemed a breach under the terms of those plans.

         8.2 COMPENSATION. Neither Company nor any affiliate of Company shall, during the term of this Agreement, pay any Employee any wage, salary, bonus, or other compensation, directly or indirectly.

         8.3 INFORMATION. As of the Effective Date, and throughout the term of this Agreement, all information provided by the Company in contemplation of this Agreement or pursuant hereto, including but not limited to employee lists, job descriptions and classifications, compensation, benefits, Employee Schedules, and Employee Time Reports is and shall be true and correct.

         8.4 WORKPLACE. Company is currently in compliance with all local, state, and Federal laws and regulations applicable to the workplace in which each Employee performs his work. Company shall provide the workplace and all tools, equipment, and supplies necessary for the operation of Company's business for all Employees and shall at all times during the term hereof: (i) maintain the same in strict accordance with applicable health and working standards and specifications; (ii) comply with and provide all health and safety equipment and working conditions required by all health and safety engineering and governmental health and safety laws, rules, regulations, directives, orders or similar requirements respecting the workplace; (iii) post all Employee notices required by law; (iv) provide accommodations for disabled workers as may be required by law or regulation; and (v) provide, or allow Accord to provide, all documentary announcements to Employees which are required by law or specified in conjunction with the work of the Employees.

         8.5 ACCESS TO WORKPLACE. Company shall provide Accord or its designees access, at any reasonable time during customary business hours to the business premises of Company to assure compliance by Company with its obligations hereunder.

         8.6 LIABILITY INSURANCE. Company shall maintain in force and effect and pay for commercial general liability insurance (including business premises and vehicles). Such insurance shall insure Accord and Company against public liability for bodily injury and property damage with a minimum combined single limit of ONE MILLION AND NO/100 dollars ($1,000,000.00). If "no fault" law shall be applicable, P.I.P. or equivalent coverage shall apply. Company shall cause its insurance carrier to name Accord as an additional insured and issue a certificate of insurance to Accord providing not less than thirty (30) days advance written notice shall be provided to Accord of any reduction, cancellation, expiration or material change occurring after the effective date of this Agreement.

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         8.7      PROFESSIONAL LIABILITY INSURANCE. If any Employee subject to this Agreement is a professional engaged to render services in a professional capacity, Company shall provide and pay for malpractice or equivalent insurance which shall cover any and all acts, errors or omissions, including, but not limited to, the negligence of the professional Employee and Accord while such Employee is rendering professional services for, on behalf or relating to Company. Company shall cause Accord to be named as an additional insured and shall provide for the issuance of a certificate of insurance to Accord providing that not less than thirty (30) days advance written notice shall be provided to Accord by registered mail of any reduction, cancellation, expiration or material change occurring after the Effective Date.

         8.8 EXISTING INSURANCE. Unless otherwise specifically agreed in writing by Accord, Company shall maintain in full force and effect at all times during the term of this Agreement, all insurance required under this Agreement and all property, fire and liability insurance (other than workers' compensation insurance) existing as of the Effective Date. Company further agrees to cause Accord to be named as an additional insured with respect to each such policy of insurance.

         8.9 INDEMNITY. Company shall defend, indemnify and hold Accord harmless of and from all loss, costs, claims, and expenses resulting directly or indirectly from (i) breach of any representation or warranty, or failure to perform any obligation of Company under this Agreement, (ii) any claim or cause of action of any current or former employee of Company, and (iii) any act or omission of any Employee in the conduct of or related to Company's business, except if such loss, cost, claim or expense is the result of negligence of Accord, any illegal act of Accord, or any breach of this Agreement by Accord.

         8.10 EMPLOYEE SUITABILITY. Company has conducted, with respect to each current Employee, and will conduct with respect to each additional Employee, such skills testings, interviews, background investigations and other review of the suitability of such Employee as it determines necessary. Accord shall have no obligation or liability to Company with respect to the suitability of any Employee for his or her job responsibilities or for any act of or omission of any Employee. Accord may, at its option, conduct such testing and background investigations as it may deem appropriate.

         8.11 NO LITIGATION. Except as previously disclosed to Accord in writing, there is no action, suit, proceeding or investigation pending, or to the knowledge of Company threatened against Company related to the Employees or the Company's employer/employee relationship with the Employees. Company will advise Accord promptly upon the inception of any such action, suit, proceeding, investigation or threat thereof.

         8.12 COMPLIANCE APPLICABLE LAW. Company has not violated any applicable statute or regulation in any respect, which would adversely affect the Employees or Company's existing employment relationship with the Employees. Company is and

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shall remain in compliance with all statutes, regulations, and executive orders respecting Employees and employment practices.

         8.13 FIDELITY BONDS. Company shall advise Accord of any Employee with access to cash or other property of Company or of any third party property within the control of Company, and shall obtain a fidelity bond naming Company and Accord as insured with respect to each such Employee.

         8.14 NOTICE OF TERMINATION. Company has given all notices and taken all actions required of Company under Work Adjustment and Retraining Notification Act and any other law or regulation pertaining to plant closing.

         8.15 NOTICE OF CLAIMS. Company shall promptly advise Accord of unsatisfactory job performance of any Employee, and of any claims of discrimination, sexual harassment, or other improper conduct of an Employee.

         8.16 EMPLOYEE SICKNESS, ACCIDENT AND/OR INJURY. Company shall notify Accord immediately of any Employee sickness, accident or injury and provide Accord with all information required by the applicable state and federal regulatory agencies.

9.       TERM OF AGREEMENT.

         9.1 TERMINATION AND EXTENSION. Unless sooner terminated as hereinafter provided, this Agreement and the rights and obligations of the parties shall commence at the Effective Date, and shall extend for a period of one year. Either party may elect to cause the Agreement to expire as of the end of the original or any extended term of this Agreement, by notifying the other party of its intent to terminate the Agreement not less than thirty (30) days prior to the expiration of the then current term of the Agreement. Unless so terminated, at the expiration of the original or any extended term of this Agreement, this Agreement shall be automatically extended for an additional year. Upon expiration of this Agreement, Company shall have no right to extend or retain the services of Accord.

         9.2 EARLY TERMINATION. This Agreement may be terminated prior to the then effective expiration date, at the election of company, upon 90 days advance written notice to Accord; and at the election of Accord, immediately in the event of any breach of the terms and provisions hereof by Company.

         9.3 EMPLOYEE TERMINATION. Company may terminate this Agreement with respect to any Employee upon notice to Accord.

         9.4 LIMITATIONS. If termination of this Agreement, or termination with respect to any Employee, would result in termination of any Employee by Accord, Company's right to terminate shall be subject to any contractual restriction on termination between Accord and such Employee, any other restrictions on termination of employment imposed by law, and to such Employee's rights to notice, hearing, and other procedures

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as may be required by law or regulation or as may be provided in the Employee
Handbook.

         9.5 OBLIGATIONS OF THE PARTIES. Upon termination of this Agreement, Accord's obligation to provide employee staffing services shall terminate. For any period of employment prior to termination, Accord shall pay Employees, make payments to third parties in respect of such employment, and complete its accounting and reporting duties. Upon the termination of employment of any Employee, Accord shall provide all legally required notices (including, without limitation, and where applicable, notices required by COBRA, WARN and state insurance laws). If a terminated Employee is entitled to any accrued vacation, sick or holiday pay, commissions, or other amounts in respect of his employment, Accord shall pay such amounts. Company shall indemnify and hold Accord harmless from any claim, cost, expense, or other loss resulting from termination by Company of this Agreement, or termination with respect to any Employee (except to the extent any such claim, cost, expense, or other loss is the result of action by Accord which is contrary to the provisions of this Agreement or applicable law or regulations), including, but not limited to any such claim, cost, expense, or other loss resulting from termination of any Employee or modification of the duties, responsibilities, or compensation of any Employee; the occurrence of a qualifying event under I.R.C. Section 4980B with respect to anY such Employee; and any obligation to compensate such Employee for accrued vacation and sick leave. On termination of this Agreement, regardless of how occurring, each of the parties shall do all things necessary or requisite to conclude the business relationship and comply with Employee and employer payment and reporting obligations.

10. EXISTING EMPLOYEE BENEFIT PLANS. Notwithstanding the fact that the Employees are to be employed by Accord in accordance with the terms and provisions of this Agreement, the Employees may, for purposes of the Internal Revenue Code of 1986, the Internal Revenue Service, the United States Department of Labor and other governmental and state agencies, be considered to be the employees of the Company. Accordingly, to the extent that the Company has or continues to sponsor or participate in any type of employee benefit plan, program or arrangement, which plans would include by example, and not by limitation, employee benefit plans as defined under Section 3(3) of ERISA including all defined contribution and defined benefit plans, vacation, severance, health, welfare, holiday or any other employee welfare or fringe benefit program sponsored by the Company, such Employees may be required to be covered under such employee benefit plans, programs, or arrangements on a prospective basis. Company will seek its own advise and will be solely responsible regarding the continuation, termination and the payment of benefits under all such employee benefit plans, programs or arrangements.

11.      GENERAL.

         11.1 WAIVER OF COVENANT, CONDITION, OR REMEDY. The waiver of performance of any covenant, condition or promise shall not invalidate this Agreement, nor shall it be considered a waiver of any other covenant, condition or promise. The exercise of any

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remedy provided in this Agreement shall not be a waiver of any consistent remedy provided by law, and the provisions in this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.

         11.2 INTERPRETATION OF AGREEMENT. This Agreement shall be construed in accordance with the laws of the State of Oklahoma. Captions and organization are for convenience and shall not be used in construing meaning. Time is of the essence in this Agreement. Each provision contained in the Agreement shall be independent and severable from all other provisions contained herein, and the invalidity of any such provision shall in no way affect the enforceability of the other provisions.

         11.3 ENTIRE AGREEMENT. Any proposal, bid, offer, or other prior discussion or communication regarding the subject matter of this Agreement is preliminary in nature, is superseded by this Agreement, and is intended solely for the purpose of discussion and evaluation. This Agreement constitutes the entire Agreement between the parties. No other Agreement, statement or promise, or modification or amendment of this Agreement shall be binding unless in writing and signed by both parties to this Agreement. If any provision of this Agreement shall contravene or be invalid or unenforceable under the laws of the State of Oklahoma, the remaining provisions of this Agreement shall not be affected thereby.

         11.4 ATTORNEY'S FEES. If any action is brought upon this Agreement, in addition to any other award made to it, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs of suit.

         11.5 SUCCESSORS AND ASSIGNMENT. The rights and obligations contained in this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. This Agreement is personal to the parties hereto and expressly declared to be non-assignable. Any assignment or attempted assignment of the rights hereunder shall be null, void and of no force and effect.

         11.6 AMENDMENTS. This Agreement can be amended or modified only by written Agreement between the parties.

         11.7 NOTICES. All notices and demands shall be given in writing by mail or by facsimile transmission confirmed by mail posted within 24 hours of the transmission. All facsimile transmissions shall be made between 8:00 A.M. and 5:00 P.M. Monday through Friday except on banking holidays in the State of Oklahoma. All notices, demands, and confirmations by mail shall be made by certified mail, postage prepaid, return receipt requested. Notice shall be considered given when mailed, or when transmitted, as applicable. Unless otherwise advised in writing by the other party, each party shall transmit notices and demands as follows:

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TO COMPANY:                                 TO ACCORD:

By Mail:                                    By Mail:
Plastic Pallet Company, Inc.                Accord Human Resources, Inc.
1607 W. Commerce Street                     210 Park Avenue, Suite 1200
Dallas, TX 75208                            Oklahoma City, OK 73102
By Telecopier: (214) 745-4578               By Telecopier: (405) 232-9899

         11.8 NO PARTNERSHIP OR JOINT VENTURE. Nothing herein contained shall be deemed to create a joint venture or partnership between Company and Accord.

         11.9 WAIVER OF SUBROGATION. The parties each hereby waive any claim which it or anyone claiming through, or under it, by subrogation or otherwise, might now or hereafter have against the other party on account of any loss or damage which is insured against, to the extent that such loss or damage is recovered under policies of insurance required to be provided hereunder. Each party agrees to immediately give each insurance carrier providing any such policy written notice of the terms of the mutual waiver described above, and to have said insurance policies properly endorsed to reflect such waiver. Each party shall cause its insurance carrier to provide written evidence of said waiver.

         IN WITNESS WHEREOF, the parties hereto have signed and executed this Agreement on the date herein first above written.

ACCORD:                                ACCORD HUMAN RESOURCES, INC.
                                       an Oklahoma Corporation


                                       By:
                                             -----------------------------------
                                             Vice President
ATTEST:


-----------------------------
Assistant Secretary (SEAL)

COMPANY:                               PLASTIC PALLET PRODUCTION COMPANY, INC.


                                       By:   /s/   Michael John
                                             -----------------------------------
                                             President
-------
ATTEST:


-----------------------------
Secretary (SEAL)

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